Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated April 26, 2017 (November 16, 2017 as to Note 9) relating to the consolidated financial statements of AEP Texas Inc. and subsidiaries incorporated by reference in the Annual Report on Form 10-K of AEP Texas Inc. for the year ended December 31, 2017, and to the reference to us under heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Columbus, Ohio
December 3, 2018